UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2005

METROPCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111470	75-2550006
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8144 Walnut Hill Lane Suite 800 Dallas, Texas		75231
(Address of principal executive offices)		(Zip Code)

(214) 265-2550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Director or Principal Officer; Election of Directors; Appointment of Principal Officers.

On March 8, 2005, Walker C. Simmons and George E. Morgan, III resigned from the boards of directors (each a “Board” and collectively, the “Boards”) of MetroPCS, Inc. (“MetroPCS”) and MetroPCS Communications, Inc. (“MetroPCS Communications”). On the same date, Mr. Simmons also resigned from the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance Committee of each Board. The resignations of Mr. Simmons and Mr. Morgan were not caused by any disagreement with MetroPCS or MetroPCS Communications.

Effective March 8, 2005, James F. Wade and Harry F. Hopper, III were appointed to fill the vacancies on the Boards created by the resignations of Mr. Simmons and Mr. Morgan. In addition, effective as of the same date, (i) Mr. Wade was elected to the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance Committee of each Board, and (ii) Mr. Hopper was elected to the Audit Committee, the Nominating and Corporate Governance Committee and the Finance Committee of each Board.

Pursuant to the terms and provisions of the Amended and Restated Stockholders Agreement dated as of July 17, 2000, by and among MetroPCS and the Stockholders parties thereto, as amended to date, and as assigned by MetroPCS to MetroPCS Communications effective as of July 13, 2004 (the “Stockholders Agreement”), M/C Venture Partners is entitled to designate one member of the Board of MetroPCS Communications (the “M/C Venture Partners Director”), and the holders of shares of MetroPCS Communications’ Series D preferred stock (the “Series D Holders”) are entitled to designate one member of the Board of MetroPCS Communications (the “Series D Director”). Mr. Wade has been selected by M/C Venture Partners to serve as the M/C Venture Partners Director, and Mr. Hopper has been selected by the Series D Holders to serve as the Series D Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS, INC.

Date: March 14, 2005	By:	/s/ Roger D. Linquist
	Name:	Roger D. Linquist
	Title:	President and Chief Executive Officer